VARIABLE ANNUITY RIDER


Rider Date:  [June 1, 2006]

Rider Charge:  [0.65% - Single Life]
               [0.XX% - Joint Lives]

This rider is made a part of the Contract to which it is attached. Except as stated in this rider, it is subject to the provisions contained in the Contract. Coverage under this rider begins on the Rider Date as shown above.

This optional rider provides that the Owner may withdraw an amount up to the Maximum Annual Withdrawal (MAW) for a period of time or for the lifetimes of the Single Life or Joint Lives if certain conditions are met as described below.


                                   Definitions

Benefit Year
Each consecutive 12 month period from the Rider Date or the date of any Owner elected reset of the Guaranteed Amount, if applicable.

Guaranteed Amount (GA)
The total amount guaranteed to be available for future periodic Withdrawals.

Joint Lives
The two natural persons whose lives will be measured to determine the benefits under this rider. These persons named on or before the Rider Date must be Spouses at time this rider is elected. The Joint Lives may not be changed on or after the Rider Date except as described below.

Single Life
The natural person whose life will be measured to determine the benefits under this rider. The Single Life may not be changed on or after the Rider Date. The Annuitant will be the Single Life if the Owner is a non-natural person.

Spouse
An individual who would be recognized as a Spouse under federal law.

Waiting Period
The period of time until Withdrawals may begin which is the later of `a' or `b' where:

     `a' is [3] years from the Rider Date; and `b' is for when the Single Life or when the youngest of the Joint Lives is
         [65], if applicable.

Withdrawal
Withdrawal means the gross amount of the withdrawal before any applicable charges and/or Interest Adjustment/Market Value Adjustment.


                             Guaranteed Amount (GA)

If the Rider Date is on the Contract Date, then the GA will be equal to the initial Purchase Payments. If the Rider Date is not on the Contract Date, then GA will be equal to the Contract Value on the Rider Date.

The GA is subject to a [$10,000,000] maximum of the combined Contract Values for any of the Owner's LNL annuity contracts.

Adjustment for Additional Purchase Payments
Upon receipt of a Purchase Payment after the Rider Date, the GA will be recalculated on the Valuation Date following receipt of the Purchase Payment to equal the GA immediately prior to receipt of the additional Purchase Payment, plus the additional Purchase Payment. If the Contract Value reduces to zero, then no additional Purchase Payments will be allowed. LNL reserves the right to restrict additional Purchase Payments.

Adjustment for Withdrawals
Each Withdrawal from the Contract will reduce the GA. Upon each Withdrawal from the Contract, if the cumulative dollar amount withdrawn (including the current Withdrawal) from the Contract in the current Benefit Year is:

a.   less than or equal to the Maximum Annual Withdrawal (MAW); or
b. from a Qualified Contract and is greater than the MAW, but is the result of systematic monthly or quarterly installments withdrawn via LNL's automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by LNL in accordance with the IRC Section 401(a)(9), as amended from time to time, for the Contract to which this rider is attached;

then the GA will be reduced by an amount equal to the Withdrawal.

If withdrawals exceed `a' and `b' above, the GA will be reduced to the lesser of:

a.   the Contract Value immediately following the Withdrawal; or
b. the GA immediately prior to the Withdrawal less the amount of the Withdrawal, but not less than zero.

The GA will be reduced be reduced in proportion to the amount withdrawn.

Automatic Reset of the GA
On the first Valuation Date of each Benefit Year, the GA will automatically reset to equal the Contract Value if each of the following conditions are met:

a. The Benefit Year is on or before the [tenth] Benefit Year following the later of:
     1. the Rider Date, or
     2. the most recent Owner Election to Reset the GA.

b. The Contract Value as of the first Valuation Date on or after the Benefit Year after the deduction of any Withdrawal, the Rider Charge and Contract Fee, if any, and the addition of any Purchase Payments, is greater than the GA as of the immediately preceding Valuation Date.

c. Under the Single Life option, if any Owner is still living, or the Spouse of the deceased Owner as the Beneficiary has assumed ownership of the Contract and is still living; or under the Joint Lives option, the Owner or the Joint Owner is still living.

Owner Election to Reset the GA
After the [tenth] Benefit Year following the later of the Rider Date or most recent Owner Election to Reset the GA, the Owner may elect to reset the GA if each of the following conditions are met:

a.   each Owner and Annuitant is under age [81].
b. the spouse of the Owner as of the Rider Date who as the Beneficiary has assumed ownership of the Contract and is under age [81].

The reset of the GA will be effective on the next Valuation Date following receipt of the Notice. On that date, the GA will be reset to greater of:

a.   the Contract Value on the Valuation Date of the GA reset; or
b.   the GA on the immediately prior Valuation Date.

If the Owner elects to reset the GA, the Benefit Year will restart.

After a reset of the GA, automatic resets will begin and any subsequent Purchase Payments or Withdrawals will continue to adjust the GA as described above.

LNL may restrict Owner Elections to Reset the GA to anniversaries of the Benefit Year. In such event, notification, in a form acceptable to LNL, of the Owner's election to reset the GA must be received by LNL at least 30 days prior to the rider anniversary.

Upon an Owner Election to Reset the GA, the Rider Charge may change as described in the Rider Charge provision but will not exceed the guaranteed maximum charge for this rider.


                     Maximum Annual Withdrawal Amount (MAW)

The MAW is an amount that may be withdrawn from the Contract by the Owner each year. On the Rider Date, the MAW is equal to [5%] of the GA. The MAW will be adjusted as described below. If no withdrawals are made during the Waiting Period, as long as the MAW is greater than zero, then the MAW will continue during the lifetime of the Single Life or Joint Lives, if applicable.

Except as described below, if a withdrawal is made during the Waiting Period, then the MAW is available only as long as the GA is a greater than zero.

If a withdrawal is made during the Waiting Period, the Owner may make a one-time election to recalculate the MAW to a lesser amount so that it will be paid for the lifetime(s) of the Single or Joint Lives (if applicable) if all of the following occur:

a.   Notice must be provided to LNL to reset the MAW to last for a lifetime;
b.   the Waiting Period has expired; and
c.   a [10] year period of an Automatic Reset of the GA is active.

The MAW will be reset on the first Valuation Date of the Benefit Year following receipt of the Notice.

If a reset of the GA after the Waiting Period causes the MAW to be greater than or equal to the MAW immediately prior to the reset, then the MAW will continue during the lifetime of the Single Life or Joint Lives, if applicable, as long as the MAW is greater than zero.

Adjustment for Additional Purchase Payments
If an additional Purchase Payment is accepted, the MAW will be recalculated and will be equal to the sum of [5%] of the additional Purchase Payment plus the MAW immediately prior to receipt of the additional Purchase Payment.

Adjustment for Withdrawals
Upon each Withdrawal from the Contract, if the cumulative dollar amount withdrawn (including the current Withdrawal) from the Contract in the current Benefit Year is:

a.   less than or equal to the MAW ; or
b. from a Qualified Contract and is greater than the MAW, but is the result of systematic monthly or quarterly installments withdrawn via LNL's automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by LNL in accordance with the IRC Section 401(a)(9), as amended from time to time, for the Contract Value, then the MAW will remain unchanged.

If Withdrawals exceed `a' and `b' above, then the MAW will be the least of:

a.   the MAW immediately prior to the Withdrawal; or b. the greater of:
     1. [5%] of the adjusted GA immediately following the Withdrawal; or
     2. [5%] of the Contract Value immediately following the Withdrawal; or
     3. the new GA. If the new GA equals zero, this rider will terminate.

Adjustment for Reset of the GA
The MAW will reset on the Valuation Date of any reset of the GA to equal the greater of:

a.   the MAW immediately prior to the reset of the GA; or
b.   [5%] of the reset GA.


                    Guaranteed Amount Annuity Payment Option

In addition to the Annuity Payment Options available under the Contract, the following Annuity Payment Options may be elected by the Owner under this rider if the Contract Value is reduced to zero and a MAW is still available for Withdrawal.

Under the Guaranteed Amount Annuity Payment Option, the Owner is entitled to receive equal annuity payments such that the sum of the annuity payments in a 12 month period equals the current MAW (this may necessitate a final partial annuity payment). The Owner may elect to receive annuity payments at any frequency LNL offers, but will be no less frequently than annually. The annuity payments will continue for the lifetime of the Single or Joint Lives if a lifetime MAW is in effect. Otherwise, annuity payments will continue until the GA is reduced to zero. If death occurs before all annuity payments are made, the remaining payments will be made to the Beneficiary and will be paid at least as rapidly as they were being distributed prior to death.

If death of the Single Life or both Joint Lives occurs before the GA equals zero, the remaining payments will be made to the Beneficiary.

This Annuity Payment Option may be elected by the Beneficiary of the Contract if the option is in compliance with Code Section 72(s) or 401(a)(9) as applicable, as amended from time to time. If this Annuity Payment Option is elected when multiple Beneficiaries are designated under the Contract, each Beneficiary will share in the proceeds in proportion to the applicable designated Beneficiary percentage.

Effect of Divorce on Joint Life Option
In the event of a divorce, the Owner may change from a Joint Life option to a Single Life option at the then current rider charge for a new Single Life option. At the time of the change, the Guaranteed Amount will be reset to the current Contract Value and the MAW will equal 5% of this new Guaranteed Amount. A new [3] year Waiting Period will not be imposed if this change occurs within [one] year of the divorce. Otherwise, the Owner will have to satisfy a new Waiting Period to obtain Maximum Annual Withdrawals for life.


After a divorce, the Owner may keep the Joint Life option and to receive lifetime payouts for the lives of the Owner and a new spouse. This is only available if no Withdrawals were made from the Contract after the Rider Date. When the new spouse is added as a Joint Life, a new [3] year Waiting Period will not be imposed. However, each spouse must be age [65] before lifetime Maximum Annual Withdrawals for that spouse will begin.


       Death of the Single Life before Election of Annuity Payment Option

Upon the death of the Single Life, the life time payout of the MAW, if applicable, will end. If the Contract is continued the MAW will continue to the Beneficiary until the GA, if any, is zero.

[If the surviving spouse assumes the Contract and becomes the new Owner, the surviving spouse can choose to become the Single Life. This will cause a reset of the GA and MAW. The new GA will equal the Contract Value on the date of the reset and the new MAW will be [5%] of the new GA. At this time, a pro rata deduction of the charge will be made and the current Single Life charge will be imposed going forward. A new Waiting Period will not be imposed if the Single Life version is added within [one] year of death of the prior Single Life. A new Waiting Period will apply if the election occurs [one] year after the death of the original Single Life.]


        Death of a Joint Lives before Election of Annuity Payment Option

Upon the first death of a Joint Lives prior to the Annuity Commencement Date, the MAW will continue for the life of the surviving Joint Lives.

[As an alternative, the surviving Joint Lives may choose to elect the Single Life version. This will cause a reset of the GA and MAW. The new GA will equal the Contract Value on the date of the reset and the new MAW will be [5%] of the new GA. At this time, a pro rata deduction of the charge will be made and the current Single Life charge will be imposed going forward. A new Waiting Period will not be imposed if the Single Life version is added within [one] year of the death of a Joint Lives. A new Waiting Period will apply if the election occurs [one] year after the death of a Joint Lives.]

Upon the death of the second Joint Lives, the lifetime payout of the MAW, if applicable, will end. If the Contract is continued the MAW will continue to the Beneficiary until the GA, if any, is zero.


                                  Rider Charge

The annual charge for this rider on the Rider Date is equal to the rate shown above as the Rider Charge. This charge may change as described below but will never exceed the guaranteed maximum charge of [1.50%].

Prior to the Annuity Commencement Date, an amount equal to the quarterly Rider Charge multiplied by the GA will be deducted from the Contract Value on the first Valuation Date of every third month following the later of the Rider Date or the most recent reset of the GA. The quarterly Rider Charge is the annual Rider Charge divided by four. This amount will be first deducted from each Variable Subaccount on a pro-rata basis. A pro-rata Rider Charge amount will be deducted upon an Owner reset of the GA, including resets that occur after death.

Upon an Owner Election to Reset the GA, the annual Rider Charge will become the current charge in effect for new purchases of this rider at the time of the reset, not to exceed the guaranteed maximum charge. The annual Rider Charge will not change upon an automatic reset of the GA.

The Rider Charge will be discontinued upon the first of any of the following events to occur:

a.   the Annuity Commencement Date; or
b.   termination of this rider as described below.


                                     Waiver

Waiver of Contingent Deferred Sales Charge or CDSC / Surrender Charge
If applicable, if the cumulative dollar amount withdrawn (including the current Withdrawal) from the Contract in the current Benefit Year is less than or equal to the MAW, no Contingent Deferred Sales Charge or CDSC/Surrender Charge will apply to the amounts withdrawn. Otherwise, the excess of the withdrawn amounts over the MAW will be subject to any applicable Contingent Deferred Sales Charge or CDSC/Surrender Charge to the extent that the total amount in the Contract Year exceeds the Free Withdrawal Amount for that year.

Waiver of Interest Adjustment/Market Value Adjustment
If applicable, if the cumulative dollar amount withdrawn (including the current Withdrawal) from the Contract in the current Benefit Year is less than or equal to the MAW, no Interest Adjustment/Market Value Adjustment will apply to the amounts withdrawn; otherwise, the excess of the withdrawn amounts over the MAW will be subject to Interest Adjustment/Market Value Adjustment.


                                     General

Assignments
While this rider is in effect, the Owner may not sell or assign the Contract, nor may it be discounted or pledged as collateral for a loan or as a security for the performance of an obligation or any other purpose.

Purchase Payments
While this rider is in effect, additional purchase payments will not be allowed after the [3rd] Benefit Year if the cumulative additional Purchase Payments exceed [$100,000].

Termination of this Rider
The Owner may terminate this rider by Notice any time after the later of:

a.   the [5th] Benefit Year following the Rider Date; or
b. the [5th] Benefit Year following the most recent Owner Election to Reset the GA.

This rider will also terminate for any of the following reasons:

a.   on the Annuity Commencement Date;
b.   termination of the Contract to which this rider is attached;
c. if the Owner or Annuitant named on the Contract as of the Rider Date is changed, except when the Contract is assumed by the Spouse as the beneficiary of the deceased Owner;
d.   if no surviving Single Life or Joint Lives and there is no GA;
e.   on the date the GA and MAW equals zero as the result of a Withdrawal.

Upon termination of this rider, the benefits and charges within this rider will terminate. A pro-rata amount of the Rider Charge will be deducted upon termination of this rider or upon the termination of the Contract.


                   The Lincoln National Life Insurance Company


                   [GRAPHIC OMITTED]

32793 5/06